EXHIBIT 99.1

PRESS RELEASE OF META GROUP, INC.
Friday, February 8, 2002

================================================================================

Contact:  Alison Ziegler/Beth Lewis             Peter Ward
          The Financial Relations Board Inc.    META Group Inc.
          (212) 661-8030/(617) 369-9242         (203) 973-6700
                                                peter.ward@metagroup.com

                                                           FOR IMMEDIATE RELEASE

     META GROUP ANNOUNCES STRATEGIC REORGANIZATION, REDUCTION IN WORKFORCE,
                     AND PRELIMINARY FOURTH-QUARTER RESULTS

      STAMFORD, Conn. (February 8, 2002) -- META Group, Inc. (Nasdaq: METG), a leading IT research and consulting firm, today announced a strategic reorganization, including a 7% workforce reduction, designed to align the Company's resources with current market demand and to better position the Company for profitability.

      As part of the reorganization, the Company announced it has eliminated 43 jobs across the organization, effective February 6, 2002. The Company's headcount on January 31, 2002, was 614, not including 123 personnel resulting from the December 31, 2001, acquisition of majority control of its German distributor. The Company currently estimates that the reductions will result in cost savings of approximately $4.2 million in 2002, including approximately $3.8 million in payroll and related benefits savings, and approximately $5.0 million per year thereafter. These cost savings are anticipated to commence in the second quarter of 2002. META Group currently expects to take a one-time cash charge of approximately $250,000 in the first quarter of 2002 in connection with the reductions.

      "While this was an extremely difficult decision, we felt that the workforce reduction was necessary to continue aligning our resources with current market demand," said Dale Kutnick, META Group CEO and co-research director. "In 2001, we made great strides in improving our cash position and achieving overall stability. Unfortunately, these reductions were necessary as part of our continuing plan to return to profitability."


                                     -more-

META GROUP ANNOUNCES STRATEGIC REORGANIZATION -- 2/

      The Company also announced it has reorganized its Sales and Client Services divisions to better align resources along distinct client teams -- an organizational structure the Company believes will help to improve its customer service capabilities in 2002 and beyond.

      "This company has always differentiated itself through its commitment to client intimacy," said Mike Levine, META Group president. "We've repositioned our internal resources to improve on this key differentiator. Improved staffing alignment is a necessary step in keeping our company properly positioned for both the current and future business environments."

      The Company also announced that, based on preliminary analysis of its results, it expects to report fourth-quarter 2001 total revenues of between $30 and $31 million, and an estimated operating loss of between $4.5 and $6.0 million. The expected loss is primarily related to write-offs of receivables from certain international distributors, additional bad debt provisions, and a charge related to a facilities reduction.

      In addition, the Company expects that it will record an approximate $6.2 million fourth- quarter 2001 non-operating impairment charge related to the write-down of certain strategic investments. Based on preliminary analysis of its financial condition, the overall cash position of the Company on December 31, 2001, net of outstanding borrowings and excluding the impact from the consolidation of its German distributor on December 31, 2001, has improved sequentially from the third quarter of 2001 by approximately $4 million to approximately $10.6 million.

      As previously announced, the Company expects to report results for the fourth quarter and year ended December 31, 2001, on February 21, 2002, after the market close. The Company will hold a conference call on Friday, February 22, 2002, to discuss the 2001 results and provide current expectations of future performance.

ABOUT META GROUP

      META Group is a leading research and consulting firm, focusing on information technology and business transformation strategies. Delivering objective, consistent, and actionable guidance, META Group enables organizations to innovate more rapidly and effectively. Our unique collaborative models help clients succeed by building speed, agility, and value into their IT and business systems and processes. Connect with www.metagroup.com for more details.


                                     -more-

META GROUP ANNOUNCES STRATEGIC REORGANIZATION -- 3/


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING FORWARD-LOOKING STATEMENTS REGARDING HEADCOUNT REDUCTIONS; PROFITABILITY; ESTIMATED COST SAVINGS, INCLUDING BUT NOT LIMITED TO COST SAVINGS IN THE AREAS OF PAYROLL AND RELATED BENEFITS; TIMING OF ESTIMATED COST SAVINGS; CHARGES ASSOCIATED WITH THE COMPANY'S RESTRUCTURING INITIATIVES; FUTURE BUSINESS ENVIRONMENTS; CUSTOMER SERVICE CAPABILITY; MANAGEMENT OF THE COMPANY; FINANCIAL RESULTS; FINANCIAL CONDITION; IMPAIRMENT OF INVESTMENTS; AND FINANCIAL POSITION. THESE STATEMENTS ARE NEITHER PROMISES NOR GUARANTEES, BUT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS, INCLUDING BUT NOT LIMITED TO RISKS RELATING TO: OPERATING LOSSES AND THE ABILITY TO ACHIEVE PROFITABILITY; THE COMPANY'S ABILITY TO MANAGE EXPENSE LEVELS; THE COLLECTION OF OUTSTANDING ACCOUNTS RECEIVABLE; ANY FAILURE BY THE COMPANY TO MEET ITS WORKING CAPITAL AND CAPITAL EXPENDITURE REQUIREMENTS; CHANGES IN THE SPENDING PATTERNS OF THE COMPANY'S TARGET CLIENTS, INCLUDING BUT NOT LIMITED TO DECREASES IN IT SPENDING; GENERAL ECONOMIC CONDITIONS; CHANGES IN MARKET DEMAND FOR IT RESEARCH AND ANALYSIS, AND COMPETITIVE CONDITIONS IN THE INDUSTRY; THE COMPANY'S ABILITY TO MANAGE GROWTH AND IMPLEMENT SYSTEMS AND PROCESSES REQUIRED BY SUCH GROWTH; MARKET ACCEPTANCE OF AND DEMAND FOR THE COMPANY'S PRODUCTS AND SERVICES; THE LEVEL AND TIMING OF SUBSCRIPTION RENEWALS TO RESEARCH AND ADVISORY SERVICES; THE LEVEL AND TIMING OF CONTRACTED STRATEGIC CONSULTING BILLING; THE INTEGRATION OF NEW BUSINESSES INTO THE OPERATIONS OF THE COMPANY; THE TIMING OF PRODUCTION AND DELIVERY OF PUBLISHED RESEARCH PRODUCTS SOLD BY THE COMPANY; THE MIX OF DOMESTIC VERSUS INTERNATIONAL BUSINESS; THE TIMING OF THE DEVELOPMENT, INTRODUCTION, MARKETING, AND MARKET ACCEPTANCE OF NEW PRODUCTS AND SERVICES; THE INABILITY OF THE COMPANY TO INCREASE ITS PENETRATION OF EXISTING CUSTOMERS AND EXPAND TO ADDITIONAL CUSTOMERS; THE MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES INTERNATIONALLY; THE INABILITY OF THE COMPANY TO FIND DISTRIBUTORS FOR ITS PRODUCTS AND SERVICES INTERNATIONALLY; THE RECRUITMENT, RETENTION, AND DEVELOPMENT OF RESEARCH ANALYSTS, CONSULTANTS, MANAGEMENT, AND ADMINISTRATIVE STAFF; THE AVAILABILITY OF OUTSIDE CONSULTANTS NEEDED TO FULFILL CERTAIN SERVICE OFFERINGS; THE TIMING AND EXECUTION OF THE COMPANY'S STRATEGIC PLANS; BORROWINGS UNDER THE COMPANY'S CREDIT FACILITY; STRATEGIC INVESTMENTS, INCLUDING BUT NOT LIMITED TO ANY FAILURE BY THE COMPANY TO SELL ITS INTERESTS IN STRATEGIC INVESTMENTS AND ANY IMPAIRMENT OF SUCH INVESTMENTS; VOLATILITY AND UNPREDICTABILITY OF THE COMPANY'S STOCK PRICE; AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SEC, INCLUDING THOSE DISCUSSED IN THE COMPANY'S ANNUAL REPORT FILED WITH THE SEC ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000.


                                       ###